                             [LETTERHEAD OF DURA]

                                                                   Exhibit 10.21

                                                                November 9, 1995

[LOGO OF DURA]

                                                                    CONFIDENTIAL
                                                                    ------------

Mr. John J. Knappenberger
6209 Turnwood Drive
Jamesville, New York 13078


Dear John:

Congratulations! After an extensive and exhaustive search for a Vice President of Quality and Materials, we believe you to be the best suited candidate for the job. We are pleased to invite you to become a vital member of our Leadership Team, and offer you the position as follows:

Title and Position
- ------------------

VICE PRESIDENT OF QUALITY AND MATERIALS, member of the Leadership Team, and reporting directly to Karl F. Storrie, President & CEO.

Start Date
- ----------

December 18, 1995, or another mutually acceptable date.

Base Salary
- -----------

$135,000 per year, to be paid twice monthly.

Dura Bonus Program
- ------------------

As a Vice President, your individual bonus factor will be 50% of your annual salary. The plan provides for multiples of this amount based on Company and individual performance.

[LOGO OF DURA]
                                                         Mr. J.J. Knappenberger
                                                               November 9, 1995
                                                                         Page 2

Dura Bonus Program (Continued)
- ------------------------------

A copy of the DURA Annual Bonus Plan is enclosed with this letter. As part of our management objectives program, once you have become familiar with our strategic plan and our annual business plan, you will be expected to develop and submit for approval, your personal objectives for 1996.

DURA Equity
- -----------

As you know, we encourage management ownership of the Company and will provide you the opportunity to purchase up to 1,700 shares of Class A Common Stock of Dura Automotive Holding, Inc., subject to Board approval. The stock is currently valued at $64.73 per share. If necessary, a Loan Program will be available to assist in one-half of your equity investment. You will have the opportunity to make your purchase for up to six (6) months after your hire date.

Stock Option Buy-Out
- --------------------

In recognition of your leaving Carrier Corporation prior to the vesting of your UTC stock option, and our interest in management ownership of DURA, we will compensate you for the loss of the un-vested UTC options you currently hold. See enclosed Stock Option Buy-Out Agreement. The UTC share price is fixed at $89.50, as of 11/6/95.

1995 Bonus
- ----------

In recognition of the likelihood that you will also forego your expected UTC 1995 bonus, which would be paid in 1996, we will provide a DURA 1995 bonus of $45,000, which will be paid in March, 1996.

Executive Perquisites
- ---------------------

Dura Automotive Systems, Inc. offers a Flexible Perquisites Program for its executives. This is a cash allowance program which allows each participant to select benefits which are of personal value. The annual dollar amount established for your position is $15,000.

[LOGO OF DURA]
                                                         Mr. J.J. Knappenberger
                                                               November 9, 1995
                                                                         Page 3

Executive Perquisites (Continued)
- ---------------------------------

A list of the type of uses for this perk is enclosed, which includes an automobile. We do not define the type of automobile you must use, other than to suggest it be an appropriate for customer transportation.

A copy of the DURA Executive Flexible Perquisites Program is enclosed.

Benefits
- --------

DURA provides its employees a full array of benefits and insurance programs, detailed in the enclosed material. Specifically, your medical and life insurance coverage will be effective on your first day of service. I will arrange a time for you to meet with Craig Lamiman, who will fully discuss these programs with you.

Relocation
- ----------

We are anxious for you to join DURA quickly, and recognize your desire to make this tansition as swift and painless as possible. Our philosophy is to minimize the executive's concerns regarding relocation, and we will assist you wherever possible. Our policy, which is detailed in the enclosures, provides for reimbursement of all reasonable documented costs to sell your current home, search for and purchase a new home in our area, and transport your family's belongings. We contract with PHH Homequity for Relocation Services, who will assist you in your move. In the event that you are unable to sell your home, we will purchase it through PHH Homequity. We will also assist you with several options for temporary housing, if necessary.

[LOGO OF DURA]
                                                         Mr. J.J. Knappenberger
                                                               November 9, 1995
                                                                         Page 4

Vacation and Holidays
- ---------------------

At the company officer level, we do not specify a set period of time for vacations, but strongly encourage you to take time with your family, as appropriate.

Currently, we have ten (10) paid holidays per year.

401(k) Program
- --------------

We are currently in the process of implementing a new 401(k) Program, the details of which will be forthcoming. In the meantime, Craig Lamiman will be able to answer any questions you may have regarding this new Program.

Contract Provisions
- -------------------

In the event that your employment is terminated for any reason other than "For Cause", DURA will provide a severance of six (6) months, including continuation of your base salary, benefits and executive perquisites. This provision will apply to a change of control of company ownership, and the Company will require any successors to agree and perform to this agreement, until December 31, 1998.

With the Flexible Perquisite Program, your base salary, target bonus, special allowances, and 401(k) matching contribution, the value of your first year's annual compensation is in excess of $210,000.

John, we have exciting times ahead of us at DURA, and I am convinced that your professional skills will significantly add to our ability to carry out our business strategy, and to fashion an even greater future for DURA. We are confident that you will make the right decision by joining our senior management team. The Leadership Team and Tony Johnson join me in welcoming you to Dura Automotive Systems, Inc.

[LOGO OF DURA]
                                                         Mr. J.J. Knappenberger
                                                               November 9, 1995
                                                                         Page 5

Very best regards,

/s/ Karl F. Storrie

Karl F. Storrie
President & CEO

enclosures

cc:   C.L. Lamiman
      K.T. Slaughter

                             JOHN J. KNAPPENBERGER
                             ---------------------

                        STOCK OPTION PURCHASE AGREEMENT
                        -------------------------------


As part of your employment with Dura Automotive Systems, Inc., we will guarantee the payment of United Technologies Corporation (UTC) stock options, according to the schedule detailed below:

- -------------------------------------------------------------------------------
NUMBER OF UTC        OPTION PRICE        VESTING DATE         VALUE AT 11/06/95
- -------------        ------------        ------------         -----------------
   SHARES
   ------
===============================================================================
      350              $47.875               2/96                  $14,569

    1,000              $66.625               2/97                  $22,875

    1,450              $65.125               2/98                  $35,344
                                                                   -------
- -------------------------------------------------------------------------------
                     GRAND TOTAL                                   $72,788

- -------------------------------------------------------------------------------

NOTE:   UTC Share Price is fixed at $89.50, as of 11/06/95.


In the event that you leave DURA for reasons other than "For Cause", we will guarantee the pay-out for a total value of $72,788.



Agreed:



/s/ John J. Knappenberger                  11-22-95
- -----------------------------              ----------
John J. Knappenberger                      Date


/s/ Craig Lamiman
- -----------------------------              ----------
Dura Automotive Systems, Inc.              Date